Exhibit 99.1

Edited Excerpt of Transcript of February 26, 2016 Conference Call

CORPORATE PARTICIPANTS Paul Elenio Arbor Realty Trust, Inc. - CFO Ivan Kaufman Arbor Realty Trust, Inc. - President & CEO CONFERENCE CALL PARTICIPANTS Ryan Tomasello Keefe, Bruyette & Woods - Analyst Steve DeLaney JMP Securities - Analyst Lee Cooperman Omega Advisors - Analyst PRESENTATION Operator Good day, ladies and gentlemen, and welcome to the fourth-quarter 2015 Arbor Realty Trust earnings conference call. (Operator Instructions) As a reminder, this conference is being recorded. I would like to introduce your host for today's conference, Mr. Paul Elenio, Chief Financial Officer. Sir, you may begin. Paul Elenio - Arbor Realty Trust, Inc. - CFO Thank you. Good morning, everyone, and welcome to the quarterly earnings call for Arbor Realty Trust. This morning we will discuss the results for the quarter and the year ended December 31, 2015, as well as the proposed acquisition of our manager's agency platform. With me on the call today is Ivan Kaufman, our President and Chief Executive Officer. Before we begin I need to remind you that statements made in this call may be deemed forward-looking statements that are subject to risks and uncertainties, including information about possible or assumed future results of the REIT's business, the manager's agency business, financial conditions, liquidity, results of operations, plans, and objectives. These statements are based on our beliefs, assumptions, and expectations of future performances of these businesses, taking into account the information currently available to us. Factors that could cause actual results to differ materially from our expectations in these forward-looking statements will be detailed in our SEC reports. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today. Arbor undertakes no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after today or the occurrences of unanticipated events. Additionally, in connection with the proposed transaction, we expect to file a proxy statement with the SEC. We will take a limited number of questions after our remarks today, but please be aware that the proxy statement has not yet been filed; therefore, we are limited by disclosure rules as to what we can discuss on this call. We also plan to file other relevant documents with the SEC regarding the proposed transaction. Investors are urged to read the proxy statement and other relevant documents filed with the SEC, if and when they become available, because they will contain important information. You may obtain a free copy of the proxy statement, if and when it becomes available, and other relevant documents filed by us with the SEC at the SEC's website at www.SEC.gov. Copies of the documents filed by us with the SEC will be available free of charge on our website at www.ArborRealtyTrust.com, or by contacting investor relations at 516-506-4200. 2

We and our directors and executive officers and other members of management employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction. You can find the information about our executive officers and trustees in our definitive annual proxy statement filed with the SEC on April 10, 2015. Additional information regarding the interest of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC, if and when they become available. You may obtain free copies of these documents from us at the sources indicated earlier. I will now turn the call over to Arbor's President and CEO, Ivan Kaufman. Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO Thank you, Paul, and thanks to everyone for joining us on today's call. We are incredibly excited today to discuss the acquisition of our manager's agency platform as well as update you on the success we had in closing out 2015 and our plans for 2016. As you can see from our press release, we are extremely pleased to have reached an agreement to purchase our manager's agency business. We believe this to be a transformational transaction that will greatly enhance our ability to achieve our goal of becoming a world-class commercial real estate platform. The details of the proposed transaction were laid out in our press release, but to summarize some of the significant components, we are purchasing the manager's agency platform for $250 million, which can be adjusted based on changes in the size and value of the purchased servicing portfolio on the closing date. The consideration is to be paid half in stock and half in cash with the ability to reduce the cash consideration component by $50 million through the utilization of a five-year seller financing instrument from the manager at the Company's option. The REIT currently has $175 million of deployable cash on hand that will allow us to successfully execute this transaction without having to raise capital in this volatile market. This acquisition will also be immediately accretive to our earnings and dividend. In addition, the Company has negotiated an option to purchase the management contract and fully internalize the management structure for $25 million, which can be exercised over a two-year period. The significant merits of this transaction are as follows: immediately accretive to our earnings and dividend and significantly increases our core earnings run rate. Provides significant diversification and greater predictability to our earnings streams through a long-dated, prepayment protected servicing portfolio, resulting in a very stable annuity of servicing income. It increases our size and scale of broadens our product offerings. It increases our equity base and market cap, creating a larger, more efficient vehicle for us to raise capital in the future. Transitions the REIT from a monoline, dependent entity into a fully-integrated franchise with a significant agency originations business consisting of 235 direct employees, including 20 originators, with high barrier to entry providing a natural limitation on competition. And provides us with a dedicated, experienced management team that is fully aligned with our shareholders through significant ownership. I would now like to provide an overview of this agency platform we are acquiring. As we discussed on many calls, Arbor Commercial Mortgage operates a lending, national, multifamily, direct origination, and servicing platform with over 300 employees, including 20 originators operating in eight states through 17 sales and support offices. The great majority of the Company's originations are government-sponsored loans through Fannie Mae, Freddie Mac, and Ginnie Mae, in addition to a CMBS originations platform. The company has over 20 years experience in the multifamily agency business, operating at the agency platform since 1995. It also has the distinction of being one of only 25 Fannie Mae DUS-licensed lenders and has been a top 10 multifamily DUS lender for nine consecutive years. 3

In 2014, the company was named Fannie Mae top small loan lender and a top-five affordable lender as well as the Freddie Mac top small balance lender for 2015. The business originated over $3 billion in loans in 2015, a 30% increase over 2014 originations, and $10.5 billion in originations over the last five years, generating a five-year compounded annual growth rate of 22%. In addition, the pipeline is also very strong and the business contains a very attractive servicing portfolio totaling approximately $11 billion, earning a weighted average service fee of approximately 47 basis points and contains over $350 million of escrow balances. This servicing portfolio is one of the most important elements of this transaction and has an estimated value at 12/31/15 in excess of $200 million. This value represents a significant amount of the overall consideration for this transaction, resulting in very little consideration being paid for the origination and operating platform as well as for the management team. Additionally, the agency business is less capital intensive and generates a high ROE than our current business, operating on more of a self-funding basis, which we believe provides a very durable growth platform while minimizing capital market rate volatility. This transaction will also enhance our presence in the multifamily sector and provide a strong foothold to the GSE portion in particular. As we have expressed many times, we find the multifamily sector to be an extremely attractive market due to its solid fundamentals, significant borrower demand, and strong performance through all cycles. Additionally, there are high barriers to entry with limitations on participants in the Fannie Mae DUS program and strict approval standards for other GSE programs as well. We believe these restrictions make our product offerings and our franchise even more valuable. We are also excited about the opportunity to fully internalize the management structure. The manager has a senior management team that has on average more than 20 years of industry experience and has operated successfully through many cycles, including the most recent recession, which we can also obtain if we exercise our option to purchase the management contract. This type of experienced management team is not easily obtainable or duplicated in today's market and will add significant experience and capability for us to continue to grow our platform going forward. Additionally, as I mentioned earlier, we expect the management team to own well in excess of 30% of the REIT going forward, significantly aligning our interest with our shareholders. In summary, we are very positive and enthusiastic about the significant benefits of the transaction and its ability for us to become a very valuable franchise by adding this significant agency platform. This will provide enhancements to our origination platform, expand our market presence, broaden our products, create longer duration assets, and significantly diversify our earnings streams. And upon closing, we believe we will be uniquely positioned as one of the only public REITs with the ability to originate and service for Fannie Mae, Freddie Mac, and Ginnie Mae loans combined with a balance sheet to carry these loans, allowing us to continue to expand and grow our platform and franchise value. Most importantly, we believe this transaction will be rewarding to our shareholders by immediately increasing our size and through the accretive effects we believe it will have on future earnings and dividends. [Discussion of 2015 Earnings Omitted] 4

Overall, we are pleased with our 2015 results and our ability to reach an agreement to purchase our manager's agency business. We are very excited about the many benefits we expect to realize from the acquisition and the transformational affect it will have on our future growth and success. I will now turn the call over to Paul to take you through the more details surrounding the deal structure and the accretive affects we expect this to have for the Company, as well as to discuss our 2015 financial results. 5

Paul Elenio - Arbor Realty Trust, Inc. - CFO Thank you, Ivan. First, I would like to echo Ivan's comments that we are very excited about today's announcement and believe this acquisition will be a transformational event and a key to our future growth and success. Before I take you through the accretive effect we believe this transaction will have on our earnings and dividends going forward, I would like to highlight a few details about the acquisition and proposed deal structure. As disclosed in our press release, the consideration for the acquisition will be half in the form of OP units and half in cash, including the ability to utilize up to $50 million of seller financing. As Ivan mentioned, we are very pleased with our strong liquidity position and currently have approximately $175 million of cash on hand. As a result, we expect to fund the cash portion of the consideration with our cash and potentially the seller financing option that is available to us. And as I will discuss in a moment, we believe funding a portion of this acquisition with our cash on hand will be immediately accretive to our earnings and dividends. Additionally, if the type of income generated from this business is not good REIT income, it is normally retained in a taxable REIT subsidiary, which is subject to corporate-level taxes. However, we are currently working on creating a more efficient tax structure through the bifurcation of certain servicing income streams, which could result in greater accretion to our future earnings and dividends. Now I would like to spend some time walking you through the accretive affect we expect this transaction will have to our shareholders. As you are aware, we are currently paying an annual dividend of $0.60 per share. The acquired business is estimated to generate a range of approximately $45 million to $50 million of pretax GAAP income and $30 million to $35 million of pretax cash flow for 2016. Assuming we are successful in creating the tax efficiencies I mentioned earlier and we fund the cash portion of the consideration with a combination of cash on hand and seller financing, in addition to the OP units we will issue at a price of $6.50 a share, we believe that based on our pro forma combined 2016 numbers we could increase our dividend to a range of $0.66 to $0.70 per share, excluding one-time transaction costs. This represents a potential significant increase of approximately 10% to 17% from our current dividend, which could also increase above that range if we decide to fund the transaction with more cash. Additionally, based on our preliminary estimates of after-tax income and cash flow of the acquired business for 2016, we believe this business generates an estimated ROE of between 13% and 16% on GAAP net income and an after-tax cash return of 8% to 12%. This is very significant, given the self-funded nature of the business and the long-dated servicing asset that is prepayment protected and less sensitive to rate and market cycles. Furthermore, the significant servicing asset we will be acquiring as part of this transaction has a remaining estimated average life of approximately seven years and will generate in excess of $50 million of gross revenue annually, significantly diversifying our revenue streams and providing us with a long-dated, stable, predicable earnings stream. We also will increase our total equity post transaction from roughly $565 million to approximately $700 million, creating a larger balance sheet and more efficient vehicle to access capital in the future. Lastly, as far as the timing of the closing of the acquisition, the transaction will require certain government and GSE approval as well as a shareholder vote and other third-party approval. Therefore, we anticipate the deal closing in the third quarter of 2016; however, we cannot provide you with any assurances that it will close on that timeline or at all. Again, we are very excited about this transaction and believe it will be transformational to our platform, and most importantly, we believe it will be very rewarding to our shareholders.

That completes our prepared remarks for this morning. And I will now turn it back to the operator to take any questions you may have at this time. QUESTIONS AND ANSWERS Operator (Operator Instructions) Jade Rahmani, KBW. Ryan Tomasello - Keefe, Bruyette & Woods - Analyst This is actually Ryan Tomasello on for Jade. Thanks for taking my questions. First of all, congratulations on the announced transaction. I know you are limited in the disclosure, but I think the color you were able to provide was helpful. Just regarding the total consideration, can you provide some color on how the overall purchase price was determined considering the value of both the servicing intangible versus the overall originations platform and team? Paul Elenio - Arbor Realty Trust, Inc. - CFO Sure, Ryan; it's Paul. As you said, we are very limited in what we can discuss as it relates to certain areas of the transaction until our proxy is filed, but what I can tell you is that a selection of independent board members were selected to form a special committee, which was led by our lead director. That special committee went out and hired both financial and legal advisors. As you saw in our press release, they hired some large firms. And they also hired firms to do due diligence on the acquired business. So we won't be able to tell you details of how the transaction was put together from a value perspective, but what I can tell you is they ran a very significant process with extensive advisors and firms helping them. We will document all of that in our proxy when it is filed and you will get a much more robust view on how the value is created. However, from my chair and I think from Ivan's, certainly the way we look at it from the REIT, the servicing asset is worth, as we mentioned, in excess of $200 million as of 12/31. So we do feel that there has not been a lot of consideration paid for the sizable origination platform and also the management team and the recurring earnings. And what we believe to be an extremely stable, less volatile, predictable earnings stream because of the sizable prepayment protection the comes with these Fannie Mae DUS loans that we have in the portfolio, which is the bulk of the servicing portfolio. Ryan Tomasello - Keefe, Bruyette & Woods - Analyst Okay, that's helpful. Then regarding --and you helped with some color just now, but regarding the breakout of that portfolio, outside of the Fannie DUS loans, what are the primary other components of the portfolio? And can you give any other color on what type of growth or runoff your 2016 guidance, per se, is assuming? Paul Elenio - Arbor Realty Trust, Inc. - CFO Sure. We will again have to stay high level because we haven't put in our proxy the historical information of the acquired business and the forward-looking information.

But the portfolio of about $11 billion, as I mentioned, does consist of largely Fannie Mae DUS loans, but we do have a sizable book of Freddie Mac loans as well. We are very active in the small balance loan program of Freddie Mac and we have seen that business really take off for us. And we do have a fair amount, but not as much, FHA and Ginnie Mae loans as well. As far as the projections going forward, we have seen substantial growth in this agency business over the last five years. We won't be able to give you color on where we think those numbers are going from a portfolio perspective, but as we mentioned in our prepared remarks, the pipeline is very strong in the business. And so we do expect to have very good results in the business going forward. Ryan Tomasello - Keefe, Bruyette & Woods - Analyst Okay. Then regarding the internalization option, what type of framework is management taking towards this potential transaction? What is the likelihood of this coming to fruition? And what are the remaining considerations that are on the table before management pulls the trigger on such a deal? Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO It's Ivan responding. The business that was bought is a pretty self-contained business. There are certain supporting services that the management team has been providing to this business and other businesses consisting of some administration, finance, human resources, marketing, legal, structured finance, treasury, and things of that nature. And I guess the Board will make a decision sometime in the next two years whether it is appropriate for them to pull the trigger and acquire the rest of that team and pull them over. That will be a Board decision and they have two years to make that decision. Paul Elenio - Arbor Realty Trust, Inc. - CFO Ryan, just to clarify, it is a special committee decision as we laid out in our press release. So it's an independent decision by the independent special committee. Ryan Tomasello - Keefe, Bruyette & Woods - Analyst Okay, thanks. I will jump back in the queue. Thanks for all that color. Operator Steve DeLaney, JMP Securities. Steve DeLaney - JMP Securities - Analyst Good morning. Thanks and I also extend my congratulations. I know this has been a long time coming to get to this point. Strategic benefits are obvious. Ivan, I think what I learned today on this call that helped clarify the valuation for me were your comments on the MSR portfolio. I believe you said that the average servicing fee was 47 basis points. We work with some of the other public agency servicers and we see figures, average servicing fees much smaller.

Could you comment on why your average fee is higher? Does this have something to do with small balance loans versus larger loans? Any color you could give around the 47 bps would be very helpful to me, thanks. Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO Sure, I guess the niche that Arbor has and that both the REIT as well as the agency platform is we focus on small balance loans. Our specialty is in the $5 million to $25 million area with a very, very significant presence in the $1 million to $5 million area. We are probably the number one provider of small balance loans in the country and we were the number one lender for Freddie Mac in 2015. The smaller balance loans tend to have a little bit of a larger servicing number to them. It's an area that we find to be a little less competitive and, therefore, it works very well for us. The larger loans, the larger you get, the smaller the servicing fee and that's how we get to a larger number. In addition, our portfolio is very heavily weighted to Fannie Mae, where it's a bigger servicing fee as opposed to Freddie Mac. Steve DeLaney - JMP Securities - Analyst Right. And you have your loss sharing there as well, which you need to be compensated for. I guess the two drivers to get to $200 million estimated value. Paul mentioned an average remaining term of seven years and I think you've got some prepay protection around those loans. The other factor, of course, is the discount rate that you use to discount the forward cash flows. Can you comment on sort of a range of what is an appropriate discount rate for that type of an asset in your mind? Paul Elenio - Arbor Realty Trust, Inc. - CFO Yes, Steve, it's Paul. We will be careful because what we have to disclose in our proxy, but normally I think in the industry you see ranges of discount rates anywhere from 12 or 13 all the way up to 15 depending on the type of portfolio. As you know, Steve, unlike the resi business, CPRs and PSAs don't play a huge role, or as big a role, in valuation of servicing as they do in multifamily because of the prepayment protection that is afforded. With the Fannie Mae loans especially. So the ranges of discount rates, we've seen a lot of different ranges. There are firms that do this for a living. You normally see them anywhere from 12 to 13 to 15 when valuing an overall portfolio. However, from our chair, this is a very stable cash flow, very recurring cash flow and it's prepayment locked out, so that's very important component. Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO Steve, also I just want to note that these portfolios don't actively trade in the market. We wish they did. We would be an active buyer, because what you have in part of these portfolios is also a customer base. And that customer base has a lot of value. There's not a lot of value put on them in a general transaction, but the customers that come with this create recurring opportunities in the future. And the other thing in this kind of market with low interest rates there's very, very little value put on the escrow balances and the escrow balances in a rising market have significant economics. So you have the discount rate, which people put different numbers on, and that's mathematical, but you have the intangibles of the customer base. And then the factor, of course, is the hedge of the escrow balance in the event of a rising rate environment. Paul Elenio - Arbor Realty Trust, Inc. - CFO Steve, as well as the portfolio grows, you obviously get huge economies of scales on cost. So depending on the size of the portfolio, you can see higher or lower values because of the efficiency of the cost structure.

Steve DeLaney - JMP Securities - Analyst That's all very helpful. Paul, can you give us some idea --obviously, the proxy and the historical financials. Can you give us some idea when you would expect to file that proxy, the initial proxy? Paul Elenio - Arbor Realty Trust, Inc. - CFO We're working very hard to do that. Obviously, the challenge around the proxy timing, Steve, as you can imagine, is the audited financials of the acquired business since it's a private entity. So we are working very hard. I can't give you a definitive date, but we certainly want to get it out, if we can, over the next several weeks. Steve DeLaney - JMP Securities - Analyst Okay, I know I've taken time; I'll just wrap up with this. Obviously, the strategic benefits are in place and the way this is laying out is very helpful today, Paul, that you gave us your accretion figures with some level of specificity. We had calculated this morning just on --based on the OP units at $6.50, we had calculated book value dilution of about $0.75, or about 8%. And so your percentage increase in earnings is very important to me, and I'm sure your special committee and trying to weigh those two factors. When we think about that should we assume, too, that there may be some deal costs, one-time charges, professional fees that could be relatively significant that also will need to be factored into any type of book value dilution? Paul Elenio - Arbor Realty Trust, Inc. - CFO Yes, Steve. The guidance I gave today was obviously without those transaction costs, because we view them as one time. But certainly, as we disclosed today in the prepared remarks, we did incur about $3 million of expenses to date. Obviously, there would be more expenses when and if the deal closed, so those would have to be factored in, at least to the current information. I was trying to look at it on run rates going forward that those transactions --those transactional costs are kind of one-time. Steve DeLaney - JMP Securities - Analyst Got it. Appreciate your comments this morning. Thanks and congratulations on the deal. Operator (Operator Instructions) Lee Cooperman, Omega Advisors. Lee Cooperman - Omega Advisors - Analyst Thank you and congratulations, like everybody else is congratulating you. Just I think Steve in his last question just kind of highlighted issuing 19.23 million shares with a book value of $9.34 and I think that's being diluted down to about $8.51. And the offset is the distribution could be accreted by 10% to 17%. I missed the pro forma impact. Last year the AFFO was 1.08. Did you give a pro forma for the transaction, what would happen to that number? 11

Paul Elenio - Arbor Realty Trust, Inc. - CFO No, Lee; it's Paul. I did not give a pro forma for 2015 or 2014. Those will come out in our proxy. What I really did was said that if you just looked at our number at $0.60 and you added this on what would be the accretive affect to adding in on. So that 10% to 17% was accretive to our $0.60. I did not do a pro forma 2015 or 2014 number. That will be in our proxy. Lee Cooperman - Omega Advisors - Analyst Okay. But I assume that there will be an increased pro forma in the AFFO, in part because you're injecting debt into the transaction so you're getting some amount of leverage. So is it fair to assume that AFFO will be higher by some amount? Paul Elenio - Arbor Realty Trust, Inc. - CFO What I said --when you mean higher, you mean historically on a pro forma? Lee Cooperman - Omega Advisors - Analyst Yes, pro forma. You said the dividend pro forma would be able to be raised to $0.66 to $0.70. I assume that is because AFFO would also, pro forma, be higher. I'm not asking for the amount. Paul Elenio - Arbor Realty Trust, Inc. - CFO No, that's correct. That's absolutely correct. Lee Cooperman - Omega Advisors - Analyst Okay. Now we have a large and more diversified entity and some better lines of business than we have had on our own. This should lead to a higher ROE. You mentioned 13% to 16%. If I apply a 13% to 16% ROE to your $8.51 or pro forma book value, that would suggest, if we hit targeted ROEs of 13% to 16%, we have AFFO of somewhere between $1.10 and $1.40. We're not getting in the forecasting game, but over the next couple years do you think a 13% to 16% ROE on our new book value is a reasonable target for the complexion of the business that we now have, pro forma for the deal? Paul Elenio - Arbor Realty Trust, Inc. - CFO I'd have to think about that, Lee. I think my 13% to 16% was sheerly saying that the business we are acquiring at the price we are acquiring it would generate a 13% to 16% ROE. Basically what I said my remarks was if we gave a range of what we think the projected income for the acquired business would be and then I just divided that by the purchase price, obviously you'd have to factor in how we are paying it, the consideration. I'm not so sure I could tell you that in the future it would be a 13%, 16% on our total capital basis. I think that's what you're asking. Ivan, I don't know what your view is on that going forward. Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO I think we need to try and put the proxy together to get the information and give you the right critical data in our modeling to be accurate. Although I'd like to speculate through the enthusiasm of the transaction, I'd rather be more specific when we have the right data to distribute. 12

Lee Cooperman - Omega Advisors - Analyst It shouldn't be too far off, because the AFO of 1.08 was achieved on a book value of $9.34, so that was like about 11%. And since you're buying better businesses, more diversified businesses, I would think of a low end 13% ROE reasonable. I think you have to do that to justify the stock selling at book value anyway. So that would be about $1.10 type of recurring earnings and would support even growth in distribution from the pro form $0.66 to $0.70. Paul Elenio - Arbor Realty Trust, Inc. - CFO I think, as you said, we can't get into the forecasting business. But one of the things I will say is everything you said was accurate, except we do need to understand that in 2015 we did have tremendous AFFO as you mentioned and we had some lost transactions. And while we view those transactions as part of our critical business, those transactions recurring can be lumpy. We did have some large gains and income from some of our structured investments during 2015. We are projecting, as we mentioned in our comments, an annuity going forward but not as large as the income we booked in 2015. It doesn't mean we won't have similar items like that, but predicting that and when it will happen is a little difficult for us to do. Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO We don't put those into our core run rate. Lee Cooperman - Omega Advisors - Analyst Understandable. Just remind me, of the 51 or so fully diluted shares pro forma for this deal, how many shares will you own, Ivan, the 19.23 you're getting in the deal and then how much did you own before? Ivan Paul Elenio - Arbor Realty Trust, Inc. - CFO You would end up with just over 35%, 5.5 million roughly, almost 6 million shares. Lee Cooperman - Omega Advisors - Analyst So basically that's a pretty good incentive to keep Ivan working. I like that. Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO You are going to keep me young and energized, Lee. Lee Cooperman - Omega Advisors - Analyst Sounds good. Congratulations and all the best. 13

Operator Thank you and at this time I'm showing there are no further participants in the queue. I would like to turn the call back to management for closing remarks. Ivan Kaufman - Arbor Realty Trust, Inc. - President & CEO Well, I'd just like to thank everybody for participating. I know it has been a long time coming and we are really pleased to be able to announce this transaction and talk about the merits of it. We're extremely excited. We will get the information out to everybody as soon as it's available and we look forward to spending the time talking about the story. Thank you, everybody. Paul Elenio - Arbor Realty Trust, Inc. - CFO Thanks. Operator Ladies and gentlemen, thank you for your participation on today's conference. This concludes your program. You may now disconnect. Everyone, have a great day. 14